AGREEMENT

Exhibit 4.8


PARTIES:

A. John Ballard(Consultant)


B. ProCoreGroup Inc.
2250 Warrensville Center Road
University Hts. Ohio 44118(Company)


SUBJECT MATTER:

Consult, advise and counsel the company with respect to all financial matters when requested by company, including but not limited to due diligence inspections of potential acquisition companies.

TERMS:

1.00
Consultant agrees to provide consulting services as indicated in the above-referenced subject matter, and other services as requested by Company's Management.
Consultant agrees to advise and counsel company regarding all financial matters when requested by company. Consultant agrees to aid in the implementation of companies SEC or other filings when requested by Company. Consultant agrees to conduct and/or supervise all due diligence inspections when requested by company.
2.00
Consultant agrees to direct business opportunities to company whenever possible.

3.00
Company agrees to compensate Consultant with a sum of money equal to Two Hundred Thousand Shares of free trading company stock plus other compensation as companies management determines.

4.00
Both Company and Consultant agree to re-negotiate this agreement as Company achieves more success.


Agreed and accepted:




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an authorized representative for ProCoreGroup INC.


Agreed and accepted:




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John Ballard


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